Exhibit 10.7

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

Senior Subordinated Note

due January 31, 2013

Makers	Quatech, Inc. and DPAC Technologies Corp.

Payee	Canal Mezzanine Partners, L.P.

Principal Amount	$1,200,000

Stated Interest Rate	13% per annum

Default Interest Rate	16% per annum

Date of Note	January 31, 2008

Made At	Hudson, Ohio

Maturity Date	January 31, 2013

Payment Dates	Interest : Last day of each month beginning February 29, 2008

Principal: January , 2013

This is the Senior Subordinated Note due January 31, 2013 (the “Note”) provided for in the Senior Subordinated Note and Warrant Purchase Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) by and between the Payee, as purchaser, and the Makers, as sellers.

This Note is one of the Related Documents referred to in the Purchase Agreement.

FOR VALUE RECEIVED, the Makers hereby promises to pay to the order of the Payee the Principal Amount of ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000), together with Interest, Prepayment Premium and Assessments (each as defined herein or in the Purchase Agreement), upon the terms and subject to the conditions set forth in this Note.

Section 1. Definitions and Miscellaneous Provisions

Any capitalized term used but not otherwise defined in this Note shall have the definition given such term as set forth in the Purchase Agreement, which definition is, to the extent applicable, incorporated herein by reference. The provisions of Section 12 of the Purchase Agreement are applicable to this Note and are incorporated herein by reference.

Section 2. Maturity and Pay Off

The unpaid Principal Amount of this Note, together with all accrued but unpaid Interest and Assessments, shall be due and payable in full on the Maturity Date. Payment of the Principal Amount and all accrued but unpaid Interest and Assessments may be Accelerated upon the occurrence of an Event of Default as provided for in this Note. Upon request of the Makers, the Payee will furnish to the Makers a letter setting forth the amount of Principal Amount, Interest, Prepayment Premium and Assessments required to pay this Note in full as of a specified Pay Off Date.

Section 3. Interest

Interest shall accrue on the unpaid Principal Amount from the date of this Note through and including the Pay Off Date at the applicable interest rate (“Interest”). All accrued but unpaid Interest shall be paid monthly in arrears on each Payment Date specified above, commencing February 29, 2008.

At all times that the Default Interest Rate is not in effect, the interest rate on this Note shall be a fixed rate per annum equal to the Stated Interest Rate. Upon the occurrence of an Event of Default, this Note shall accrue interest at a rate per annum equal to the Default Interest Rate unless the Payee elects, in the sole exercise of its discretion, to waive imposition of the Default Interest Rate by giving written notice of such election to the Makers (a “Default Rate Waiver”). Absent a Default Rate Waiver, the interest rate on this Note shall be a fixed rate per annum equal to the Default Interest Rate, and the Default Interest Rate shall continue to be the interest rate on this Note until the Event of Default has been remedied or waived and no other Default or Event of Default is continuing, unremedied or unwaived, provided that the Note has not been Accelerated.

Notwithstanding any provision of this Note to the contrary: (i) in no event shall the interest rate on this Note be a rate per annum in excess of the maximum interest rate permissible under Applicable Law (including any applicable interest rate ceiling imposed by United States Small Business Administration regulations as applicable), and (ii) to the extent that Interest (or other amounts paid with respect to this Note that are deemed to be Interest under Applicable

Law) results in Interest payments in excess of those permitted under Applicable Law, such excess payments shall be applied first to the payment of the unpaid Principal Amount, second to the payment of any other amounts due from the Makers to the Payee, and third, if no other obligations are owing to the Payee, then refunded to the Makers. The Makers agree that if such excess payments are applied in the manner provided for in this paragraph, then to the fullest extent permitted by Applicable Law, Payee shall not be subject to any penalty provided for by any Applicable Law relating to charging or collecting Interest in excess of that permitted by Applicable Law.

Interest shall accrue based upon: (i) the actual number of days elapsed over each month, including any additional days elapsed because the scheduled Payment Date fell on a day other than a Business Day; (ii) months consisting of thirty (30) days each; (iii) quarters consisting of three (3) 30-day months, and (iv) monthly compounding of any Interest or Assessment accrued but unpaid as of each Payment Date.

Section 4. Principal Amount

The Principal Amount shall be paid in full on the Maturity Date.

Section 5. Prepayments

The Makers may prepay the Principal Amount in whole at any time or in part from time to time; provided that (i) the Makers deliver irrevocable written notice to the Payee at least thirty (30) days prior to such prepayment, which notice shall include written confirmation from the Makers that such prepayment is permissible under the Senior Loan Agreement, (ii) each partial prepayment of Principal Amount shall be equal to $250,000 or an integral multiple thereof, and (iii) any such prepayment shall be made together with payment of a Prepayment Premium as provided below if such prepayment is made on or prior to the second anniversary of the Date of Note.

If the Principal Amount is paid on or prior to the second anniversary of the Date of Note, the Makers shall pay all accrued but unpaid Interest plus an amount equal to the sum of the Interest that would have accrued and been due and payable under this Note from the date of such prepayment through the second anniversary of the Date of Note (a “Prepayment Premium”).

If notice of prepayment is given, the Principal Amount to be prepaid as stated in the notice, together with Interest accrued thereon through the date of prepayment with respect to the Principal Amount prepaid, all unpaid Assessments and a Prepayment Premium, if any, shall become due and payable on the date specified in the notice. In the case of the redemption of less than all of the outstanding Principal Amount hereof, the amounts so paid shall be applied in the following order: (a) first, to payment of the Prepayment Premium, if any; (b) second, to payment of accrued Interest; (c) third, to payment of unpaid Assessments; and (d) finally, to payment of the Principal Amount, in inverse order of the principal installments hereof.

Section 6. Late Payments

A payment of Principal Amount, Interest, Prepayment Premium, or Assessment shall be deemed to be a Payment Default if such payment is not received prior to 2:00 p.m., Hudson, Ohio time on the fifth day after such payment is due. The Payee may, in the sole exercise of its discretion, by written notice to the Makers, assess a fee of $500 for each Payment Date with respect to which there is a late payment to reimburse the Payee for the cost of processing such late payment. Such late fee shall be deemed to be an Assessment for purposes of this Note. The Payee may not assess a late fee with respect to any Payment Date after payment of this Note is Accelerated.

Section 7. Payments

Unless otherwise agreed by the Payee, all payments in connection with this Note shall be made by wire transfer of immediately available funds to the account of the Payee at or before 2:00 p.m. Hudson, Ohio time on each Payment Date. Any wire transfer received by the Payee after 2:00 p.m. Hudson, Ohio time shall be deemed to have been received by the Payee prior to such time on the next Business Day.

Unless otherwise specified in writing by the Payee to the Makers, all such payments shall be wired as follows:

Morgan Bank, N.A.

10 West Streetsboro Street

Hudson, Ohio 44236

ABA # 041202702

Account # 128075483

In the event that any scheduled Payment Date falls on a day other than a Business Day, the Payment Date shall be deemed to be the following Business Day, and such additional days shall be deemed to have elapsed for purposes of computing Interest payable on such Payment Date.

Section 8. Events of Default

(a) Enumeration of Defaults. The occurrence of each of the following events shall be an “Event of Default” for the purposes of this Note. An Event of Default shall be deemed to continue until waived by written notice by the Payee to the Makers or remedied by action of the Makers.

(b) Payment Default. The Makers default in the payment when due of any Principal Amount, Interest, Prepayment Premium or Assessment, and such default is not remedied (including the payment of any Assessment) within the grace period provided for in Section 6 of this Note (a “Payment Default”). A Payment Default shall be deemed to have occurred notwithstanding the fact that the Payment Default results from compliance with or enforcement of the Subordination Agreement.

(c) Covenant Default. The Makers fail to observe or perform any affirmative covenant, negative covenant (other than those described in clause 8(e) below), reporting requirement or any other agreement set forth in the Purchase Agreement or the Related Documents and such default is either (i) not remedied within thirty (30) days after written notice of such default by the Payee or the Makers, or (ii) is the third instance of a default under applicable subsection of the Purchase Agreement or the Related Documents.

(d) Warranty Default. Any representation or warranty made by the Makers in the Purchase Agreement or the Related Documents proves to have been untrue, incomplete or misleading in any material respect when made or when deemed to have been made and such breach is not remedied (if it is capable of being remedied) within thirty (30) days after written notice of such default by the Payee or the Makers.

(e) Financial Test Default; Certain Negative Covenants. (i) As of any applicable date of determination, the Makers fail to satisfy any of the Financial Tests, or (ii) the Makers fails to observe or perform any of the negative covenants set forth in Sections 8.1 through 8.11 of the Purchase Agreement.

(f) Cross Default. The holder of any Indebtedness accelerates the payment of such Indebtedness for any reason or the Makers default in the payment of any Indebtedness with an unpaid principal amount in excess of $50,000, and such default remains unremedied beyond the applicable grace period therefor, regardless of whether (i) such default is waived by the obligee, (ii) payment of any Indebtedness of the Makers is accelerated, (iii) the right of the Makers to borrow money is suspended as a result of any such default, or (iv) any action to enforce payment of any Indebtedness is commenced against the Makers or with respect to any collateral securing such Indebtedness.

(g) Subordination Default. Any document with respect to the Senior Indebtedness is amended or modified in violation of the Subordination Agreement, a blocking period provided for in the Subordination Agreement is commenced, payment of any amount due under this Note is prevented due to compliance with or enforcement of the Subordination Agreement, any amounts previously paid to the Payee must be repaid or held in trust by the Payee due to compliance with or enforcement of the Subordination Agreement, or the Makers obtain forbearance with respect to the payment of any principal or interest due under the Senior Indebtedness.

(h) Insolvency Default. The Makers: (i) discontinue the conduct of their business; (ii) apply for or consents to the imposition of any Insolvency Relief; (iii) voluntarily commence or consent to the commencement of an Insolvency Proceeding; (iv) file an answer admitting the material allegations of any involuntary commencement of an Insolvency Proceeding; (v) make a general assignment for the benefit of its creditors; (vi) are unable or admits in writing their inability to pay their debts as they become due; or (vii) have an Insolvency Order entered against such Makers and such Insolvency Order is not dismissed within thirty (30) days of its entry (each, an “Insolvency Default”).

(i) Fraudulent Conveyance Default. The Makers: (i) conceal, remove or permit to be concealed or removed all or any part of their property with the intent to hinder, delay or defraud any of their creditors; (ii) make or permit any conveyance of their material properties that would be deemed fraudulent to creditors under any Insolvency Law or other Applicable Law; or (iii) have, while such Makers are insolvent, cause or permit any of their creditors to obtain a Lien on any of their property by legal proceedings or otherwise which is not vacated within thirty (30) days.

(j) Judgments. A final, nonappealable judgment or judgments is or are entered against the Makers in the aggregate amount of $50,000 or more on a claim or claims not covered by insurance.

(k) Material Adverse Change. In the reasonable judgment of the Payee, any material adverse change occurs in the financial condition or results of operations of the Makers or the Makers’ ability to perform its obligations under this Note, the Purchase Agreement or the Related Documents.

(l) Change in Control. A Change in Control of the Makers occurs.

(m) Failure of Enforceability. (i) The Makers shall contest or challenge the validity or enforceability of this Note, the Purchase Agreement or the Related Documents or (ii) this Note, the Purchase Agreement or the Related Documents shall be declared in whole or in part invalid, void or unenforceable which declaration would, individually or in the aggregate, materially reduce the principal benefits of any breach of, or security provided by, this Note, the Purchase Agreement or any Related Document to the Payee, or make the remedies generally afforded thereby inadequate for the practical realization thereof.

Section 9. Remedies and Acceleration

(a) Remedies. Upon the occurrence of an Event of Default, the Payee shall have (i) all rights and remedies granted to it under this Note, the Purchase Agreement and the Related Documents, and (ii) all rights of a creditor under Applicable Law (including the UCC). All such rights and remedies and the exercise thereof shall be cumulative. No exercise of any such rights and remedies shall be deemed to be exclusive or constitute an election of remedies.

(b) Purchase of Senior Indebtedness. If an event of default shall have occurred and be continuing in respect of any Senior Indebtedness of the Makers, the Payee shall have the option (but not the obligation), at any time, to purchase all, but not less than all, of such Senior Indebtedness for an amount equal to the then outstanding principal amount, plus accrued but unpaid interest with respect thereto as of the date of such purchase, plus any unpaid fees and expenses then owing with respect thereto. The purchase price so paid by the Payee shall constitute an additional advance hereunder and shall be subject to the terms and conditions of this Note, the Purchase Agreement and the Related Documents.

(c) Acceleration of Payment. Upon the occurrence of an Insolvency Default, payment of this Note shall be Accelerated automatically and without notice. Upon the occurrence and during the continuation of any other Event of Default, the Payee may, in the sole exercise of its discretion, elect to cause payment of this Note to be Accelerated by giving written notice of such election to the Makers. Once payment of this Note has been Accelerated, such Acceleration may be revoked only by the Payee, in the sole exercise of its discretion, by giving written notice of revocation to the Makers.

(d) Waiver of Default. No Default or Event of Default may be waived or shall be deemed to have been waived except by written notice by the Payee to the Makers, and any such waiver shall be applicable only to the specific Defaults or Events of Default expressly identified in such notice and shall not be deemed to apply to any other or subsequent Default or Event of Default. The Payee may grant or withhold any such waiver in the sole exercise of its discretion, and may condition such waiver upon the payment by the Makers of a premium, the grant of additional security interests or the acceptance of other terms and conditions under this Note or the Purchase Agreement. No course of dealing by the Payee, or the failure, forbearance or delay by the Payee in exercising any of its rights or remedies under this Note, the Purchase Agreement or any Related Document shall operate as a waiver of any Default or Event of Default or of any right of the Payee under this Note.

Section 10. Waivers

To the fullest extent permitted by Applicable Law, each Maker waives with respect to this Note: presentment; demand and protest; and notice of presentment, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal; and diligence in collection. Each Maker agrees that the Payee may release all or any part of the Collateral securing the payment of this Note; any guarantor or surety with respect to this Note, or any other Maker from its obligation with respect to this Note, all without notice to such Maker and without affecting in any way the obligation of such Maker under this Note.

Section 11. Security for Payment

Payment of this Note is secured under the terms and subject to the conditions of certain of the Related Documents. Nothing in this Note shall be deemed to preclude the Payee from obtaining other or additional security for the payment of this Note, to require the Payee to elect remedies or proceed against any Collateral or guaranty before Accelerating payment of this Note or to take any legal or other action to collect payment of this Note.

Section 12. Subordination Agreement

It is anticipated that the Payee and the Senior Lender will enter into a Subordination Agreement in connection with the Senior Loan Agreement, pursuant to which certain of the Payee’s rights under this Note and the Related Documents will be subordinated to the Senior Lender. Nothing in this Note, the Purchase Agreement or the Subordination Agreement shall grant to the Makers any rights as a beneficiary under the Subordination Agreement nor any right to enforce any provision of such agreement.

Section 13. Collection and Assessment for Costs

The Makers shall reimburse the Payee for all reasonable costs and expenses (including reasonable legal fees and disbursements) incurred by the Payee in connection with the collection or attempted collection of the payment of this Note through legal proceedings or otherwise following an Event of Default. All such amounts shall be deemed to be Assessments for purposes of this Note.

Section 14. Amendment

This Note may not be amended, restated, supplemented or otherwise modified except by an express written agreement executed and delivered by each Maker and the Payee. Compliance with the covenants and other provisions of this Note may not be waived or modified except by an express written consent signed and delivered by the Payee.

Section 15. Governing Law

This Note was negotiated in the State of Ohio and accepted by the Payee in the State of Ohio, and the purchase price for the Note shall be disbursed from the State of Ohio. Each Maker agrees that the State of Ohio has a substantial relationship to the transactions evidenced hereby and further agrees that this Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles.

Section 16. Waiver of Jury Trial

The Payee and each Maker, after consulting or having had the opportunity to consult with legal counsel, knowingly, voluntarily and intentionally waive any right any of them may have to a trial by jury in any Litigation. Neither the Payee nor any Maker shall seek to consolidate, by counterclaim or otherwise, any Litigation in which a jury trial has been waived with any other Litigation in which a jury trial cannot be or has not been waived.

Section 17. Consent to Jurisdiction, Venue and Service of Process

The Payee and the Makers, each after having consulted or having had the opportunity to consult with legal counsel, hereby knowingly, voluntarily, intentionally, and irrevocably: (i) consents to the jurisdiction of the Common Pleas Court of Summit County, Ohio and the United States District Court for the Northern District of Ohio, Eastern Division with respect to any Litigation; (ii) waives any objections to the venue of any Litigation in either such court; (iii) agrees not to commence any Litigation except in either of such courts and agrees not to contest the removal of any Litigation commenced in any other court to either of such courts; (iv) agrees not to seek to remove, by consolidation or otherwise, any Litigation commenced in either of such courts to any other court; and (v) waives personal service of process in connection with any Litigation and consents to service of process by registered or certified mail, postage prepaid, addressed as provided in the Purchase Agreement.

Section 18. Confession of Judgment

Each Maker hereby authorizes any attorney at law to appear in any court of record of the State of Ohio or any other state in the United States of America at any time after this Note becomes due, whether by acceleration or otherwise, and to waive the issuing and service of process and confess a judgment in favor of the legal holder hereof against such Maker, or either or any one or more of them, for the amount then appearing due upon this Note, together with costs of suit and to release all errors and waive all right of appeal.

IN WITNESS WHEREOF, this Note has been executed and delivered by and on behalf each Maker, effective as of the Date of Note set forth above.

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON THE CREDITOR’S PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

Maker:

QUATECH, INC.

By:	/s/ Steve Runkel
Steve Runkel,
Chief Executive Officer

Maker:

DPAC TECHNOLOGIES CORP.

By:	/s/ Steve Runkel
Steve Runkel,
Chief Executive Officer